Exhibit 4.2

AMENDMENT NO. 1 TO

THE SEVENTH AMENDED AND RESTATED

DECLARATION OF TRUST

AND TRUST AGREEMENT

This AMENDMENT NO. 1 (THE “AMENDMENT”) TO THE SEVENTH AMENDED AND RESTATED DECLARATION OF TRUST AND TRUST AGREEMENT of GRAYSCALE BITCOIN TRUST (BTC) is made and entered into as of March 15, 2024, by and among GRAYSCALE INVESTMENTS, LLC, a Delaware limited liability company, DELAWARE TRUST COMPANY, a Delaware corporation, as trustee, and the SHAREHOLDERS from time to time hereunder.

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RECITALS

WHEREAS, the Sponsor and the Trustee entered into the Seventh Amended and Restated Declaration of Trust and Trust Agreement dated as of March 15, 2024, as may be amended from time to time (the “Trust Agreement”);

WHEREAS, Section 10.1 of the Trust Agreement provides that the Sponsor and the Trustee may amend the Trust Agreement without the consent of the Shareholders, subject to certain exceptions;

WHEREAS, the Sponsor and the Trustee wish to amend the Trust Agreement pursuant to Section 10.1thereof, to provide that any cash held by the Trust pursuant to the alternative procedures for creation and redemption of Shares may be held in a single non-interest bearing account to be used for both creations and redemptions of Shares, as opposed to requiring the Trust to have separate accounts for creations and redemptions. Such amendment will be effective immediately as of the date hereof.

NOW, THEREFORE, pursuant to Section 10.1 of the Trust Agreement, the Trustee and the Sponsor hereby amend the Trust Agreement as set forth below.

ARTICLE I

AMENDMENTS

SECTION 1.1 Amendments. The Trust Agreement is hereby amended as follows:

(a) Section 13.12(a)(i) of the Trust Agreement is amended as follows (with ~~strike through~~ representing deletions and underlining and bold representing additions):

SECTION 13.12 Alternative Procedures for Creation and Redemption.

(a) Notwithstanding Sections 3.1, 3.3, 6.4(a) and 6.4(b), the Trust may, and the Sponsor shall have the power to cause the Trust to, create and issue Baskets in exchange for the receipt of cash from an Authorized Participant, but only if such creation and issuance is made in compliance with all of the following requirements:

(i) On the date and by no later than the specified time established for the settlement of such creation and issuance, which date and time shall be fixed, under procedures to be adopted by the Sponsor, on the date a Cash Order for creation is placed and accepted, the Trust shall have received and be simultaneously in possession of (A) from the applicable Liquidity Provider, Bitcoins in an amount equal to the Total Basket Amount in respect of such Cash Order (the “Required Creation Bitcoin”) and (B) from such Authorized Participant, cash in an amount at least equal to the full purchase price to be paid by the Trust to such Liquidity Provider in exchange for the Required Creation Bitcoin (such purchase price, the “Required Creation Cash,” and such receipt and simultaneous possession of the Required Creation Bitcoin and the Required Creation Cash at or prior to such specified time, the “Creation Settlement Condition”); provided, that such cash shall be held by the Trust in a non-interest bearing account established solely for the purpose of creating, ~~and~~ issuing and redeeming Shares in accordance with the terms of this Section 13.12;

(b) Section 13.12(b)(i) of the Trust Agreement is amended as follows (with ~~strike through~~ representing deletions and underlining and bold representing additions):

(b) Notwithstanding Section 5.2, during any time at which the Sponsor has authorized a redemption program, the Trust may, and the Sponsor shall have the power to cause the Trust to, redeem Baskets in exchange for the delivery of cash to an Authorized Participant, but only if such redemption is made in compliance with all of the following requirements:

(i) On the date and by no later than the specified time established for the settlement of such redemption, which date and time shall be fixed, under procedures to be adopted by the Sponsor, on the date a Cash Order for redemption is placed and accepted, the Trust shall have received and be simultaneously in possession of (A) from the applicable Liquidity Provider, cash proceeds from the sale of Bitcoin in an amount equal to the Total Basket Amount in respect of such Cash Order (the “Required Redemption Cash”), provided, that such cash shall be held by the Trust in a non-interest bearing account established solely for the purpose of creating, issuing and redeeming Shares in accordance with the terms of this Section 13.12, and (B) from such Authorized Participant, the Shares comprising the Baskets to be redeemed pursuant to such Cash Order (such Shares, the “Required Redemption Shares,” and such receipt and simultaneous possession of the Required Redemption Cash and the Required Redemption Shares at or prior to such specified time, the “Redemption Settlement Condition”);

ARTICLE II

MISCELLANEOUS

SECTION 2.1 Governing Law. The validity and construction of this Amendment shall be governed by the laws of the State of Delaware, and the rights of all parties hereto and the effect of every provision hereof shall be subject to and construed according to the laws of the State of Delaware without regard to the conflict of laws provisions thereof.

SECTION 2.2 Provisions In Conflict With Law or Regulations. (a) The provisions of this Amendment are severable, and if the Sponsor shall determine, with the advice of counsel, that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with the Code, the Delaware Trust Statute, the Securities Act, if applicable, or other applicable U.S. federal or state laws or the rules and regulations of any Secondary Market, the Conflicting Provisions shall be deemed never to have constituted a part of this Amendment, even without any amendment of this Amendment pursuant to this Amendment; provided, however, that such determination by the Sponsor shall not affect or impair any of the remaining provisions of this Amendment or the Trust Agreement, or render invalid or improper any action taken or omitted prior to such determination. No Sponsor or Trustee shall be liable for making or failing to make such a determination.

(b) If any provision of this Amendment shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Amendment in any jurisdiction.

SECTION 2.3 Construction. In this Amendment, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Amendment.

SECTION 2.4 Counterparts; Electronic Signatures. This Amendment may be executed in one or more counterparts (including those by facsimile or other electronic means), all of which shall constitute one and the same instrument binding on all of the parties hereto, notwithstanding that all parties are not signatory to the original or the same counterpart. This Amendment, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

SECTION 2.5 Defined Terms. For purposes of this Amendment, any capitalized terms used and not defined herein shall have the same respective meanings as assigned to them in the Trust Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment No. 1 to the Seventh Amended and Restated Declaration of Trust and Trust Agreement as of the day and year first above written.

DELAWARE TRUST COMPANY,
as Trustee

By:	/s/ Gregory Daniels
Name:	Gregory Daniels
Title:	Vice President

GRAYSCALE INVESTMENTS, LLC,
as Sponsor

By:	/s/ Michael Sonnenshein
Name:	Michael Sonnenshein
Title:	Chief Executive Officer